UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2025

BARNES & NOBLE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37499	46-0599018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Mountain View Blvd
Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

(908) 991-2665

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BNED	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 18, 2025, Barnes & Noble Education, Inc. (the “Company”) filed a Notification of Late Filing on Form 12b-25 (“Form 12b-25”) with the Securities and Exchange Commission to report that the Company is unable to file its Annual Report on Form 10-K for the year ended May 3, 2025 within the prescribed time period without unreasonable effort or expense. The Form 12b-25 included selected preliminary and unaudited financial results for the fiscal year ended May 3, 2025 and included the following information:

Certain information regarding the recording of cost of digital sales was brought to the attention of management in July 2025, which promptly informed the Audit Committee (the “Committee”) of the Board of Directors of the Company, that caused the Committee to commence an internal investigation with the assistance of outside counsel and advisors.

The investigation is ongoing and all parties are working diligently to complete the investigation. However, based on initial findings, which could change as the investigation is in its early stages, management believes that the Company may have a potential overstatement of up to $23.0 million in the aggregate to its accounts receivable balance as of its May 3, 2025 fiscal year-end, which the Company believes is the cumulative net impact of overstatements and understatements to its cost of sales during the fiscal years 2024 and 2025, impacting results of operations in those periods. Based on the Committee’s investigation to date, the Company believes that these potential impacts may have resulted from the actions of a payment processing employee, who has been suspended pending the results of the Committee’s investigation. The Company has not reached a conclusion whether any restatement of previously issued financial statements will be required as a result of the investigation. In addition, certain other financial reporting process matters require resolution in addition to any impact from the conclusion of the ongoing investigation, as such, management is unable to complete the Company’s financial reporting process and preparation of its financial statements for the fiscal year ended May 3, 2025.

Management is also assessing the effect of this matter on the Company’s internal control over financial reporting and its disclosure controls and procedures. The Company expects to report at least one material weakness related to the appropriate review and approval of manual journal entries following the completion of the ongoing investigation. As a result of the expected material weakness(es), the Company believes that its internal control over financial reporting was not effective, and its disclosure controls and procedures were not effective, as of May 3, 2025 and as of April 27, 2024, the respective end dates of each of its fiscal years 2024 and 2025.

The Company does not expect the investigation to impact total sales, which increased by $40.5 million in fiscal year 2025 to $1.61 billion (unaudited), nor BNC First Day total revenue, which increased by $119.9 million in fiscal year 2025, or 25.3%, to $593.8 million (unaudited) compared to $473.9 million during the prior year period. The investigation will not impact the Company’s fiscal 2025 year-end cash and cash equivalents and total debt. As a result, the Company expects to report total net debt (defined as total debt, less cash and cash equivalents) of $94.0 million (unaudited) as of the end of fiscal year 2025, which was a decrease of $91.8 million from the Company’s total net debt of $185.8 million as of the end of fiscal year 2024. In addition, the Company expects to be in compliance with its financial covenants under its credit agreement as of fiscal 2025 year-end.

Cautionary Note Regarding Forward-Looking Statements:

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of federal securities laws. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company advises caution in reliance on forward-looking statements. Forward-looking statements include, without limitation: statements related to the ongoing internal investigation, including timing, amounts and expected outcome; expected financial results for fiscal 2025; and the Company’s plans, objectives and intentions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those implied by the forward-looking statement, including without limitation: the discovery of additional information relevant to the internal investigation; the conclusions of the Committee (and the timing of the conclusions) concerning matters relating to the investigation; and the timing of the review by, and the conclusions of, the Company’s independent registered public accounting firm regarding the investigation and the Company’s financial statements. See also other risks that are described in “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 27, 2024, and any subsequent reports filed with the SEC. All forward-looking statements in this Current Report on Form 8-K are based on information available to the Company as of the date of this filing. The Company expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES & NOBLE EDUCATION, INC.

Date: July 18, 2025	By:	/s/ Jason Snagusky
	Name:	Jason Snagusky
	Title:	Chief Financial Officer